EXHIBIT 34.4

Report of Independent Registered Public Accounting Firm

The Board of Directors

Perpetual Trustees Consolidated Limited

We have examined management’s assessment, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria, that Perpetual Trustees Consolidated Limited (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company served as issuer trustee that are backed by the same asset type backing the class of asset-backed securities of the Crusade Global Trust No. 2 of 2006 (including the Crusade Global Trust No. 2 of 2006 asset-backed securities transaction), that were completed on or after 1 January 2006 and that were registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”), as of 30 September 2007 and for the period from 1 October 2006 through 30 September 2007 (the “Reporting Period”) except for servicing criteria 229.1122(d)(1)(ii) - (d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(3)(iii) - (d)(3)(iv) and 1122(d)(4)(i) - (d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform. Appendix A identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with those servicing criteria specified above. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of a sample of the transactions and activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the servicing criteria specified above. Furthermore, our procedures were limited to the selected transactions and activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions and activities or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria specified above.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of 30 September 2007 and for the Reporting Period for the Platform is fairly stated, in all material respects.

/s/ KPMG

KPMG

Sydney, Australia

December 13, 2007

Appendix A

Individual Asset-Backed Transactions defined by Management as Constituting the Platform

Crusade Global Trust No. 2 of 2006

Crusade Global Trust No. 1 of 2007